Seelos Therapeutics Announces Acquisition of an Exclusive License of iX Biopharma’s Proprietary Wafer-Based Delivery Platform for Sublingual Ketamine

- New SLS-003 Program Extends Seelos’ Ketamine Franchise into Additional Indications Including Chronic Neuropathic Pain and Additional Psychiatric Disorders

- Program has been Granted Orphan Drug Designation in the US for the Treatment of Complex Regional Pain Syndrome

NEW YORK, Nov. 24, 2021 /PRNewswire/ -- Seelos Therapeutics, Inc. (Nasdaq: SEEL), a clinical-stage biopharmaceutical company focused on the development of therapies for central nervous system disorders and rare diseases, today announced it has entered into an exclusive license agreement (License Agreement), whereby it acquired a worldwide license (excluding China, Taiwan, Macau and Hong Kong) from iX Biopharma Ltd (iX Biopharma) for Wafermine™, a sublingual racemic ketamine wafer, and a worldwide license for other sublingual ketamine wafers, delivered using a proprietary fast-dissolving wafer-based drug delivery platform technology known as WaferiX™.

Seelos plans to evaluate sublingual ketamine, now named SLS-003, in pain indications such as chronic neuropathic pain and Complex Regional Pain Syndrome (CRPS) and in additional psychiatric disorders, including post-traumatic stress disorder (PTSD).

The US Food and Drug Administration (FDA) has granted Wafermine™ Orphan Drug designation for the treatment of CRPS.

“Our licensing of this new program broadens Seelos’ ketamine franchise with a formulation that we believe will be more suitable for chronic dosing in indications like CRPS and PTSD, which are both very difficult indications to treat effectively,” said Raj Mehra, Ph.D., Chairman and CEO of Seelos. “The pharmacokinetic, pharmacodynamic and safety profiles of SLS-003 that have been demonstrated to date suggest a formulation with the potential of being prescribed with less restrictions than current formulations. Our team is very excited to be developing both acute, in SLS-002, and a potentially chronic, in SLS-003, ketamine-based therapy programs. We look forward to initiating studies with SLS-003 in 2022 and our recent capital raises have accounted for the expected development costs for initiating studies.”

“We are delighted to collaborate with Seelos Therapeutics, whose deep insights in ketamine drug development make them an ideal partner to further the development of Wafermine™ and the other sublingual ketamine products,” said Eddy Lee, Chairman and CEO of iX Biopharma. “Licensing our WaferiX™-based pharmaceutical drugs to suitable third parties for development and commercialization is a core strategy to unlock the value of our assets. We are therefore excited that this commercially significant agreement with Seelos is a validation of our ability to deliver on this strategy.”

Pursuant to the License Agreement, Seelos will pay iX Biopharma a one-time, upfront fee of $9,000,000, comprised of $3,500,000 in cash and $5,500,000 in restricted shares of Seelos’ common stock for the worldwide license for Wafermine™ (excluding China, Taiwan, Macau and Hong Kong), the worldwide license for WaferiXTM in other ketamine formulations, and clinical supplies. Seelos will also pay iX Biopharma certain milestone payments contingent on achievement by Seelos of certain development, regulatory and commercial milestones and a low double-digit royalty on future net sales of certain licensed products.

About iX Biopharma LTD

iX Biopharma is a specialty pharmaceutical and nutraceutical company listed on the Catalist board of the Singapore Exchange Securities Trading Limited (SGX-ST), operating a fully integrated business model from drug development to manufacturing and supply, with facilities in Australia. The Group is focused on the development and commercialization of therapies for diseases of the central nervous system using novel, patent-protected formulations for sublingual delivery.

For more information about iX Biopharma LTD, please visit their website: https://www.ixbiopharma.com/.

About WaferiXTM

The licensed products utilize iX Biopharma’s patented sublingual wafer technology, known as WaferiX™, to disintegrate under the tongue rapidly for faster therapeutic action and predictable dosing. In pharmacokinetic studies, sublingual delivery using WaferiX™ increased bioavailability of active compounds when compared to oral administration, while avoiding excessively high peak plasma concentrations typical of IV bolus dosing.

About Seelos Therapeutics

Seelos Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development and advancement of novel therapeutics to address unmet medical needs for the benefit of patients with central nervous system (CNS) disorders and other rare disorders. The Company's robust portfolio includes several late-stage clinical assets targeting psychiatric and movement disorders, including orphan diseases. Seelos is based in New York, New York.

For more information, please visit our website: http://seelostherapeutics.com, the content of which is not incorporated herein by reference.

Forward Looking Statements

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, among others, those related to the efficacy and potential applications for the Licensed Products and associated Wafermine technology; the satisfaction of the conditions related to any contingent milestone or royalty payments; and the funding of all future development, manufacturing and commercialization of the Licensed Products. These statements are based on Seelos' current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated with Seelos' business and plans described herein include, but are not limited to, the risks that Seelos will not realize the expected benefits from the license with iX Biopharma, risks associated with the implementation of Seelos’ business strategy, the risks related to raising capital to fund its development plans and ongoing operations, risks related to Seelos' current stock price, risks related to the global impact of COVID-19, as well as other factors expressed in Seelos' periodic filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact Information:

Anthony Marciano

Chief Communications Officer

Seelos Therapeutics, Inc. (Nasdaq: SEEL)

300 Park Avenue, 2nd Floor

New York, NY 10022

(646) 293-2136

anthony.marciano@seelostx.com

https://seelostherapeutics.com/

https://twitter.com/seelostx

https://www.linkedin.com/company/seelos